China Organic Agriculture Signs Two New Sales Contracts Worth a Combined $5 Million

Contracts Through CNOA's Ankang Subsidiary Call for Over 8,000 Tons of Green Rice Shipments by March 2009

LOS ANGELES and LIAONING, China - China Organic Agriculture, Inc. (OTCBB: CNOA), a growth-driven agricultural products company, today announced two new sales contracts worth a combined $5 million, relating to over 8,000 tons of green rice to be shipped by March 2009.

The contracts are with Beijing Jingu Hengfa Trading Co., Ltd. ("Beijing Jingu Hengfu") and Shenzhen Shenjinda Agricultural By-Product Trading Co., Ltd. ("Shenzhen Shenjinda"). The contract with Beijing Jingu calls for 3,500 tons of organic rice at roughly $2 million and the contract with Shenzhen Shenjinda calls for 5,200 tons of organic rice at roughly $3 million, respectively.

Both companies are well-regarded rice distributors in their particular supply regions. Beijing Jingu Hengfa maintains distribution channels near Beijing and China's northernmost provinces, while Shenzhen Shenjinda focuses on the mainland's southern regions near Hong Kong.

"It's exciting to see further sale contracts come through," said Jinsong Li, Chief Executive Officer of China Organic. "These sales will add to our fourth quarter financials, as well as our first quarter for the year 2009. The contracts illustrate how Ankang continues to execute sales targets as we benefit from the harvest season in 2008."

About China Organic Agriculture

China Organic Agriculture is an active trader of agricultural products in China. The Company's high-growth business plan is designed to enable it to capitalize effectively on China's burgeoning economy and expanding class of consumers with the ability to acquire upscale products. The Company has developed an extensive distribution network throughout many of China's major cities, including Beijing, Shanghai and Nanjing, and is positioned to leverage those networks to establish broad distribution of a number of agricultural, food and related premium products. The Company has experienced significant growth since its inception in 2002 and has implemented a number of strategic initiatives to expand sales and revenues. For more information, please visit: www.chinaorganicagriculture.com

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements.
Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

     Steve Wan
     China Organic Agriculture, Inc.
     310-441-9777
     stevewan@chinaorganicagriculture.com

     Darren Minton
     China America Financial Communications Group
     212-823-0523
     chinaorganic@cafcg.com